Exhibit 99

memorandum

Mark H. Collin	June 10, 2004

Senior Vice President,
Chief Financial Officer & Treasurer

To:	To the Directors and Executive Officers of Unitil Corporation

Re:	401(K) Plan Blackout Period

In connection with the Company’s upcoming change to New York Life Investment Management Company (New York Life) as the successor Trustee for the Tax Deferred Savings and Investment Plan (401(k) Plan), there will be a period of time during which 401(k) Plan participants will be unable to direct or diversify investments in their individual accounts, also known as a blackout period. Therefore, because the blackout period will be greater than three consecutive business days, we are subject to certain restrictions and requirements under Section 306 of the Sarbanes-Oxley Act of 2002 (the Act).

1)	Section 306 of the Act states that it is unlawful for any director or executive officer of an issuer of any security, directly or indirectly, to purchase, sell or otherwise acquire or transfer any equity security of the issuer during any pension plan or 401(k) plan blackout period.

2)	Section 306 of the Act also requires the issuer to provide timely notification to its plan participants, and its directors and executive officers, of not less than 30 calendar days and 15 calendar days, respectively, before the beginning of the blackout period.

3)	In addition, the Securities & Exchange Commission (SEC) also requires issuers to notify the SEC of an upcoming blackout period through the filing of a current report on Form 8-K on the same day notice of the blackout period is given to directors and executive officers.

The 401(k) Plan blackout period for the transition to New York Life is expected to begin on July 9, 2004 and end during the week of August 15, 2004. As noted above, during this timeframe you will be unable to purchase, sell or otherwise acquire or transfer any shares of Unitil that you beneficially own, either directly or indirectly.

If you have any questions concerning the upcoming blackout period, please do not hesitate to contact me at 603-773-6612, George Long at 603-773-6490 or Sandy Whitney at 603-773-6561. Alternatively, George, Sandy and I can also be reached by calling toll-free, 800-999-6501.

Corporate Office

6 Liberty Lane West
Hampton, NH 03842-1720

Phone: 603-773-6612
Fax: 603-773-6700
Toll-Free: 800-999-6501

Email: collin@unitil.com